Exhibit 10(lll)


                      DESCRIPTION OF CONSULTING PLAN


     On June 21, 1996 the Board of Directors adopted a consulting plan not set forth in a formal document (the "Plan"). The Plan provided for the compensation of individuals retiring from service on the Company's Board of Directors in consideration for consulting services to be rendered to the Company following their retirement from the Board. The Plan, which was applicable only to directors retiring from the Board after June 21, 1996, provided for the payment to an eligible director of a consulting fee for his services at the annual rate of $20,000 for a period of up to five years commencing on the date of his retirement from the Board (the "Consulting Term"). Under the Plan, a retiring director was entitled to receive the fee during the Consulting Term only so long as he continued to be available to provide consulting service to the Company. No compensation was payable to, or for the account of, a retired director subsequent to his becoming unavailable to consult with the Company, on account of his death or otherwise. The Plan was terminated by the Board of Directors effective April 25, 1997. As a result of such termination no director retiring from the Board after April 25, 1997 is entitled to any benefit under the Plan. See Item 11 of the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 for information concerning the Company's settlement of its obligations to three retired directors pursuant to the Plan.